PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                   Dated February 14, 2002
                                                                  Rule 424(b)(3)


                                  $35,280,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                         10% SPARQS due August 30, 2003
                          Mandatorily Exchangeable for
                 Shares of Common Stock of SIEBEL SYSTEMS, INC.

      Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay 10% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Siebel common stock, subject to our right to call the SPARQS for cash at any time beginning February 24, 2003.

o The principal amount and issue price of each SPARQS is $35.00, which is equal to the closing price of Siebel common stock on February 14, 2002, the day we offered the SPARQS for initial sale to the public.
o We will pay 10% interest (equivalent to $3.50 per year) on the $35.00 principal amount of each SPARQS. Interest will be paid quarterly, beginning May 30, 2002.
o At maturity, unless we have called the SPARQS for the cash call price, you will receive one share of Siebel common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Siebel Systems, Inc.
o Beginning February 24, 2003, we have the right to call all of the SPARQS at any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 38% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.
o If we decide to call the SPARQS, we will give you notice at least 10 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your SPARQS for Siebel common stock prior to maturity.
o    Investing in SPARQS is not equivalent to investing in Siebel common stock.
o Siebel Systems, Inc. is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.
o The SPARQS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the SPARQS is "SBM."

You should read the more detailed description of the SPARQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                            PRICE $35.00 PER SPARQS

                            -----------------------

                             Price          Agent's      Proceeds to
                          to Public(1)    Commission    the Company(1)
                          ------------    ----------    --------------
Per SPARQS.............     $35.00           $.72           $34.28
Total..................  $35,280,000       $725,760      $34,554,240

---------
(1)   Plus accrued interest, if any, from the original issue date.

If you purchase at least 100,000 SPARQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $34.30 per SPARQS (98% of the issue price). In that case, the Agent's commissions will be $.02 per SPARQS.

                                 MORGAN STANLEY

                              --------------------

                                Selected Dealers
ADVEST, INC.                                           McDONALD INVESTMENTS INC.

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the SPARQS at maturity is linked to the performance of the common stock of Siebel Systems, Inc., which we refer to as Siebel Stock. The SPARQS also provide fixed quarterly payments at an annual rate of 10% based on the principal amount of each SPARQS. Unlike ordinary debt securities, SPARQS do not guarantee the return of principal at maturity. Instead the SPARQS pay a number of shares of Siebel Stock at maturity, subject to our right to call the SPARQS for cash at any time on or after February 24, 2003. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 38% per annum on the issue price of the SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.


Each SPARQS                      We, Morgan Stanley Dean Witter & Co., are
costs $35.00                     offering 10% Stock Participation Accreting
                                 Redemption Quarterly-pay Securities(sm) due
                                 August 30, 2003, Mandatorily Exchangeable for
                                 Shares of Common Stock of Siebel Systems,
                                 Inc., which we refer to as the SPARQS(sm). The principal amount and issue price of each SPARQS is $35.00, which is equal to the closing price of Siebel Stock on February 14, 2002, the day we offered the SPARQS for initial sale to the public.

No guaranteed                    Unlike ordinary debt securities, the SPARQS do
return of principal              not guarantee any return of principal at
                                 maturity. Instead the SPARQS will pay an amount of Siebel Stock at maturity, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Siebel Stock.

10% interest on the              We will pay interest on the SPARQS, at the rate
principal amount                 of 10% of the principal amount per year,
                                 quarterly on each February 28, May 30, August
                                 30 and November 30, beginning May 30, 2002.
                                 The interest rate we pay on the SPARQS is more than the current dividend rate on Siebel
                                 Stock. The SPARQS will mature on August 30,
                                 2003. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity               At maturity, if we have not called the SPARQS,
                                 we will deliver to you a number of shares of Siebel Stock equal to the exchange ratio for each $35.00 principal amount of SPARQS you hold. The initial exchange ratio is one share of Siebel Stock per SPARQS, subject to adjustment for certain corporate events relating to Siebel Systems, Inc., which we refer to as Siebel. You do not have the right to exchange your SPARQS for Siebel Stock prior to maturity.

                                 You can review the historical prices of Siebel Stock in the section of this pricing supplement called "Description of SPARQS--Historical Information."

                                 If a market disruption event occurs on August 20, 2003, the maturity date of the SPARQS may be postponed. See the section of this pricing supplement called "Description of SPARQS--Maturity Date."

Your return on the               The return investors realize on the SPARQS may
SPARQS may be                    be limited by our call right.  We have the
limited by our call right        right to call all of the SPARQS at any time
                                 beginning February 24, 2003, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 38% per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date.

                                 You should not expect to obtain a total yield (including interest payments) of more than 38% per annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Siebel Stock or an amount based upon the market price of Siebel Stock.

                                 The yield to call, and the call price for a particular call date that the yield to call implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to call rate of 38% per annum, equals the issue price of the SPARQS.

                                 If we call the SPARQS, we will do the
                                 following:

                                 o send a notice announcing that we have
                                   decided to call the SPARQS;

                                 o specify in the notice a call date when you
                                   will receive payment in exchange for
                                   delivering your SPARQS to the trustee; that call date will not be less than 10 nor more than 30 days after the date of the notice; and

                                 o specify in the notice the cash call price
                                   that we will pay to you in exchange for each SPARQS.

                                 If we were to call the SPARQS on February 24, 2003, which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date, would be $47.9170 per SPARQS. If we were to call the SPARQS on the maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the maturity date), would be $55.8771 per SPARQS.

The yield to call on the         The yield to call on the SPARQS is 38%,
SPARQS is 38%                    which means that the annualized rate of return
                                 that you will receive on the issue price of the SPARQS if we call the SPARQS will be 38%.
                                 The calculation of the yield to call takes into account the issue price of the SPARQS, the time to the call date, and the amount and timing of interest payments on the SPARQS, as well as the call price. If we call the SPARQS on any particular call date, the call price will be an amount so that the yield to call on the SPARQS to but excluding the call date will be 38% per annum.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
calculation agent                & Co. Incorporated, which we refer to as MS &
                                 Co., to act as calculation agent for JPMorgan
                                 Chase Bank (formerly known as The Chase
                                 Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Siebel Stock and that we describe in the section of this pricing supplement called "Description of SPARQS--Antidilution
                                 Adjustments."

No affiliation with              Siebel is not an affiliate of ours and is not
Siebel                           involved with this offering in any way. The
                                 obligations represented by the SPARQS are obligations of Morgan Stanley Dean Witter &
                                 Co. and not of the Siebel.

Where you can find more          The SPARQS are senior notes issued as part of
information on the SPARQS        our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001.
                                 We describe the basic features of this type of
                                 note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                                 Notes."

                                 For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Siebel Stock, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Siebel Stock. In addition, you do not have the right to exchange your SPARQS for Siebel Stock prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary          The SPARQS combine features of equity and debt.
senior notes --                  The terms of the SPARQS differ from those of
no guaranteed return of          ordinary debt securities in that we will not
principal                        pay you a fixed amount at maturity. Our payout
                                 to you at maturity will be a number of shares of Siebel Stock, subject to our right to call the SPARQS for cash at any time beginning
                                 February 24, 2003. If the market price of Siebel Stock at maturity is less than the market price on February 14, 2002, the day we offered the SPARQS for initial sale to the public, and we have not called the SPARQS, we will pay you an amount of Siebel Stock with a value that is less than the principal amount of the SPARQS.

Your appreciation                The appreciation potential of the SPARQS may be
potential may be limited by      limited by our call right. The $35.00 issue
our call right                   price of one SPARQS is equal to the market
                                 price of one share of Siebel Stock on February
                                 14, 2002, the day we offered the SPARQS for initial sale to the public. If we exercise our call right, you will receive the cash call price described under "Description of
                                 SPARQS--Call Price" below and not Siebel Stock or an amount based upon the market price of Siebel Stock. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, represents a yield to call of 38% per annum on the issue price of the SPARQS from the date of issuance to but excluding the call date. We may call the SPARQS at any time on or after February 24, 2003, including on the maturity date. You should not expect to obtain a total yield
                                 (including interest payments) of more than 38% per annum on the issue price of the SPARQS to the date we exercise our call right.

Secondary trading                There may be little or no secondary market for
may be limited                   the SPARQS. Although the SPARQS have been
                                 approved for listing on the American Stock
                                 Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the SPARQS will trade in the secondary market.
                                 Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                 currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS       Several factors, many of which are beyond our
influenced by many               control, will influence the value  of the
unpredictable factors            SPARQS. We expect that generally the market
                                 price of Siebel Stock on any day will affect the value of the SPARQS more than any other single factor. However, because we have the right to call the SPARQS at any time beginning
                                 February 24, 2003 for a call price that is not linked to the market price of Siebel Stock, the SPARQS may trade differently from Siebel
                                 Stock. Other factors that may influence the value of the SPARQS include:

                                 o the volatility (frequency and magnitude of
                                   changes in price) of Siebel Stock

                                 o the dividend rate on Siebel Stock

                                 o economic, financial, political, regulatory
                                   or judicial events that affect stock markets generally and which may affect the market price of Siebel Stock

                                 o interest and yield rates in the market

                                 o the time remaining until we can call the
                                   SPARQS and until the SPARQS mature

                                 o our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Siebel Stock is at, below, or not sufficiently above the initial market price.

                                 You cannot predict the future performance of Siebel Stock based on its historical performance. The price of Siebel Stock may decrease so that you will receive at maturity an amount of Siebel Stock worth less than the principal amount of the SPARQS. We cannot guarantee that the price of Siebel Stock will increase so that you will receive at maturity an amount of Siebel Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Siebel Stock, and your yield to the call date (including all of the interest paid on the SPARQS) will be 38% per annum on the issue price of each SPARQS, which may be more or less than the yield on a direct investment in Siebel Stock.

No affiliation with              We are not affiliated with Siebel. Although we
Siebel                           do not have any non-public information about
                                 Siebel as of the date of this pricing
                                 supplement, we or our affiliates may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non- public information about Siebel. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control or predict the actions of Siebel, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Siebel. These research reports may or may not recommend that investors buy or hold Siebel Stock. Siebel is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Siebel.

You have no                      As an owner of SPARQS, you will not have voting
shareholder rights               rights or rights to receive dividends or other
                                 distributions or any other rights with respect to Siebel Stock.

The antidilution adjustments     MS & Co., as calculation agent, will adjust
we are required to make do       the amount payable at maturity for certain
not cover every corporate        events affecting Siebel Stock, such as stock
event that can affect Siebel     splits and stock dividends, and certain other
Stock                            corporate actions involving Siebel, such as
                                 mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Siebel Stock.
                                 For example, the calculation agent is not required to make any adjustments if Siebel or anyone else makes a partial tender or partial exchange offer for Siebel Stock. If an event occurs that does not require the calculation agent to adjust the amount of Siebel Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests of   As calculation agent, our affiliate MS & Co.
the calculation agent and its   will should be made to the exchange ratio to
affiliates may influence        reflect certain corporate and other events. We
determinations                  expect that MS & Co. and other affiliates will
                                carry out hedging calculate the cash amount you will receive if we activities related to the SPARQS call the SPARQS and what adjustments (and possibly to other instruments linked to Siebel Stock), including trading in Siebel Stock as well as in other instruments related to Siebel Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co.
                                and some of our other subsidiaries also trade
                                Siebel Stock and other financial instruments related to Siebel Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Siebel
                                Stock and, accordingly, could affect your payout on the SPARQS.

Because the characterization    You should also consider the tax consequences
of the SPARQS for federal       of investing in the SPARQS. There is no direct
income tax purposes is          legal authority as to the proper tax treatment
uncertain, the material         of the SPARQS, and therefore significant
federal income tax              aspects of the tax treatment of the SPARQS are
consequences of an              uncertain. Pursuant to the terms of the
investment in the SPARQS        SPARQS, Morgan Stanley and you agree to treat
are uncertain                   a SPARQS as an investment unit consisting of
                                (A) a terminable forward contract and (B) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of SPARQS--United States Federal Income
                                Taxation--General." The terminable forward contract (i) requires you (subject to our call right) to purchase Siebel Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price. If the Internal Revenue Service (the
                                "IRS") were successful in asserting an
                                alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Siebel Stock received in exchange for the SPARQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called
                                "Description of SPARQS--United States Federal
                                Income Taxation."

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $35.00 principal amount of our 10% SPARQS due August 30, 2003, Mandatorily Exchangeable for Shares of Common Stock of Siebel Systems, Inc. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $35,280,000

Maturity Date.................   August 30, 2003, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on August
                                 20, 2003.

                                 If the Final Call Notice Date is postponed due to a Market Disruption Event or otherwise and we elect to call the SPARQS, the Maturity Date will be postponed so that the Maturity Date will be the tenth calendar day following the Final Call Notice Date. See "--Final Call Notice Date" below.

Interest Rate.................   10% per annum (equivalent to $3.50 per annum
                                 per SPARQS)

Interest Payment Dates........   May 30, 2002, August 30, 2002, November 30,
                                 2002, February 28, 2003, May 30, 2003 and the
                                 Maturity Date

Record Date...................   The Record Date for each Interest Payment
                                 Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 5 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day; provided, however, that in the event that we call the SPARQS, no Interest Payment Date will occur after the Morgan Stanley Notice Date, except for any
                                 Interest Payment Date for which the Morgan
                                 Stanley Notice Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment
                                 Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex- interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency............   U.S. Dollars

Issue Price...................   $35.00 per SPARQS

Original Issue Date
(Settlement Date).............   February 22, 2002

CUSIP.........................   61744Y397

Denominations.................   $35.00 and integral multiples thereof

Morgan Stanley Call Right.....   On any scheduled Trading Day on or after
                                 February 24, 2003 or on the Maturity Date, we may call the SPARQS, in whole but not in part, for the Call Price. If we call the SPARQS, the cash Call Price and any accrued but unpaid interest on the SPARQS will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date....   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 10 but not more than 30 days prior to the Call Date.

Final Call Notice Date........   August 20, 2003; provided that if August 20,
                                 2003 is not a Trading Day or if a Market
                                 Disruption Event occurs on such day, the Final
                                 Call Notice Date will be the immediately succeeding Trading Day on which no Market
                                 Disruption Event occurs.

Call Date.....................   The day specified by us in our notice of
                                 mandatory exchange, on which we will deliver cash to holders of SPARQS for mandatory exchange, which day may be any scheduled
                                 Trading Day on or after February 24, 2003 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day).

Call Price....................   The Call Price with respect to any Call Date
                                 is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date
                                 (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the Yield to Call rate of 38% per annum computed on the basis of a 360-day year of twelve 30-day months, equals the Issue
                                 Price, as determined by the Calculation Agent.

                                 The table of indicative Call Prices set forth below illustrates what the Call Price per SPARQS would be if we were to call the SPARQS on February 24, 2003 (which is the earliest date on which we may call the SPARQS) and on any subsequent scheduled Interest Payment Date through the Maturity Date:

                                 Call Date                 Call Price
                                 ---------                 ----------
                                 February 24, 2003........ $44.3975
                                 February 28, 2003........ $44.5208
                                 May 30, 2003............. $47.4459
                                 August 30, 2003.......... $50.5493

                                 The indicative Call Prices set forth above do not include the accrued but unpaid interest that would also be payable on each SPARQS on the applicable Call Date. We may call the SPARQS on any scheduled Trading Day on or after February 24, 2003 or on the Maturity Date.

                                 For more information regarding the
                                 determination of the Call Price and examples of how the Call Price is calculated in certain hypothetical scenarios, see Annex A to this pricing supplement.

Yield to Call.................   The Yield to Call on the SPARQS is 38%, which
                                 means that the annualized rate of return that you will receive on the Issue Price of the SPARQS if we call the SPARQS will be 38%. The calculation of the Yield to Call takes into account the Issue Price of the SPARQS, the time to the Call Date, and the amount and timing of interest payments on the SPARQS, as well as the Call Price. If we call the SPARQS on any particular Call Date, the Call Price will be an amount so that the Yield to Call on the SPARQS to but excluding the Call Date will be 38% per annum. See Annex A to this pricing supplement.

Exchange at Maturity..........   Unless we have called the SPARQS, at maturity,
                                 upon delivery of the SPARQS to the Trustee, we will apply the $35.00 principal amount of each SPARQS as payment for and will deliver a number of shares of Siebel Stock at the Exchange Ratio.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the SPARQS, of the amount of Siebel Stock to be delivered with respect to the $35.00 principal amount of each SPARQS and
                                 (ii) deliver such shares of Siebel Stock (and cash in respect of interest and any fractional shares of Siebel Stock) to the Trustee for delivery to the holders.

No Fractional Shares..........   Upon delivery of the SPARQS to the Trustee at
                                 maturity, we will deliver the aggregate number of shares of Siebel Stock due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of Siebel Stock in an amount equal to the corresponding fractional Market
                                 Price of such fraction of a share of Siebel
                                 Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio................   1.0, subject to adjustment for certain
                                 corporate events relating to Siebel. See
                                 "--Antidilution Adjustments" below.

Market Price..................   If Siebel Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Siebel Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the
                                 "Exchange Act"), on which Siebel Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National
                                 Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Siebel Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause
                                 (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading

                                 Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Siebel Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                 AMEX, the Nasdaq National Market, the Chicago
                                 Mercantile Exchange and the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States.

Acceleration Event............   If on any date the product of the Market Price
                                 per share of Siebel Stock and the Exchange
                                 Ratio is less than $2.00, the maturity date of the SPARQS will be deemed to be accelerated to such date, and we will apply the $35.00 principal amount of each SPARQS as payment for and will deliver a number of shares of Siebel
                                 Stock at the then current Exchange Ratio, plus accrued but unpaid interest to but excluding the date of acceleration. See also
                                 "--Antidilution Adjustments" below.

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent for the underwritten
offering of SPARQS............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the Exchange Ratio and Call Price for the SPARQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as follows:

                                 1. If Siebel Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Siebel Stock.

                                 2. If Siebel Stock is subject (i) to a stock dividend (issuance of additional shares of Siebel Stock) that is given ratably to all holders of shares of Siebel Stock or (ii) to a distribution of Siebel Stock as a result of the triggering of any provision of the corporate charter of Siebel, then once the dividend has become effective and Siebel Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Siebel Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Siebel Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Siebel Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Siebel Stock by an amount equal to at least 10% of the Market Price of Siebel Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Siebel Stock, the Exchange Ratio with respect to Siebel Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Siebel Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Siebel Stock or
                                 (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Siebel Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                                 (iv) or (v) of paragraph 5, as applicable.

                                 4. If Siebel issues rights or warrants to all holders of Siebel Stock to subscribe for or purchase Siebel Stock at an exercise price per share less than the Market Price of Siebel Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock which the aggregate offering price of the total number of shares of Siebel Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                 5. If (i) there occurs any reclassification or change of Siebel Stock, including, without limitation, as a result of the issuance of any tracking stock by Siebel, (ii) Siebel or any surviving entity or subsequent surviving entity of Siebel (a "Siebel Successor") has been subject to a merger, combination or consolidation and is not the surviving entity,
                                 (iii) any statutory exchange of securities of Siebel or any Siebel Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Siebel is liquidated,
                                 (v) Siebel issues to all of its shareholders equity securities of an issuer other than Siebel (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Siebel Stock (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each SPARQS will be adjusted to provide that each holder of SPARQS will receive at maturity, in respect of the $35.00 principal amount of each SPARQS, securities, cash or any other assets distributed to holders of Siebel Stock in or as a result of any such

                                 Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Siebel Stock, (ii) in the case of a Spin-off Event, the share of Siebel Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Siebel Stock continues to be held by the holders receiving such distribution, the Siebel Stock (collectively, the "Exchange Property"), in an amount with a value equal to the amount of Exchange Property delivered with respect to a number of shares of Siebel Stock equal to the Exchange Ratio at the time of the Reorganization Event. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the SPARQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Siebel Stock (unless we exercise the Morgan Stanley Call Right) and holders will receive in lieu of any Siebel Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the SPARQS the lesser of (i) the product of (x) the amount of cash received per share of Siebel Stock and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (regardless of whether the date of acceleration is a day which occurs prior to February 24, 2003). If Exchange Property consists of more than one type of property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the Maturity Date.

                                 No adjustments to the Exchange Ratio or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Siebel Stock, including, without limitation, a partial tender or exchange offer for Siebel Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event......    "Market Disruption Event" means, with respect
                                 to Siebel Stock:

                                   (i) a suspension, absence or material
                                   limitation of trading of Siebel Stock on the primary market for Siebel Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Siebel Stock as a result of which the reported trading prices for Siebel Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Siebel Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation
                                   Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the SPARQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Siebel Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Siebel Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Siebel Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default..............   In case an event of default with respect to
                                 the SPARQS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per SPARQS upon any acceleration of the SPARQS shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (i) the product of
                                 (x) the Market Price of Siebel Stock (and any
                                 Exchange Property) as of the date of such acceleration and (y) the then current Exchange
                                 Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call
                                 Date (regardless of whether the date of
                                 acceleration is a day which occurs prior to February 24, 2003), in each case plus accrued but unpaid interest to but excluding the date of acceleration; provided that if we have called the SPARQS in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price for the Call Date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

Siebel Stock; Public
Information...................   Siebel is a provider of web-based software
                                 applications. Siebel Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission.
                                 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public
                                 Reference Section of the Commission, 450 Fifth
                                 Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Siebel pursuant to the Exchange Act can be located by reference to Commission file number 0-20725.
                                 In addition, information regarding Siebel may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the SPARQS offered hereby and does not relate to Siebel Stock or other securities of Siebel. We have derived all disclosures contained in this pricing supplement regarding Siebel from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Siebel in connection with the offering of the SPARQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Siebel is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Siebel Stock (and therefore the price of Siebel Stock at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Siebel could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Siebel Stock.

                                 We and/or our affiliates may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non- public information with respect to Siebel, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Siebel. The statements in the preceding two sentences are not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Siebel as in your judgment is appropriate to make an informed decision with respect to an investment in Siebel Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Prices of Siebel Stock during 1999, 2000, 2001 and 2002 through
                                 February 14, 2002. The Market Price of Siebel
                                 Stock on February 14, 2002 was $35.00. We obtained the Market Prices and other information in the table below from Bloomberg
                                 Financial Markets, and we believe such
                                 information to be accurate. You should not take the historical prices of Siebel Stock as an indication of future performance. The price of Siebel Stock may decrease so that at maturity you will receive an amount of Siebel
                                 Stock worth less than the principal amount of the SPARQS. We cannot give you any assurance that the price of Siebel Stock will increase so that at maturity you will receive an amount of Siebel Stock worth more than the principal amount of the SPARQS. To the extent that the Market Price at maturity of shares of Siebel
                                 Stock at the Exchange

                                 Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.

                                                                High       Low
                                                               ------     ------
                                 (CUSIP 826170102)
                                 1999
                                 First Quarter................ $13.59     $ 8.22
                                 Second Quarter...............  16.58       8.09
                                 Third Quarter................  19.02      12.59
                                 Fourth Quarter...............  44.56      16.69
                                 2000
                                 First Quarter................  83.84      34.50
                                 Second Quarter...............  84.09      43.28
                                 Third Quarter................ 116.48      68.19
                                 Fourth Quarter............... 119.31      59.81
                                 2001
                                 First Quarter................  79.38      25.13
                                 Second Quarter ..............  54.97      23.04
                                 Third Quarter ...............  49.53      12.98
                                 Fourth Quarter...............  30.94      13.05
                                 2002
                                 First Quarter
                                 (through February 14, 2002)..  37.20      29.25

                                 Historical prices have been adjusted for two
                                 2-for-1 stock splits, which became effective in the fourth quarter of 1999 and the third quarter of 2000, respectively.

                                 Siebel has not paid cash dividends on Siebel
                                 Stock to date. We make no representation as to the amount of dividends, if any, that Siebel will pay in the future. In any event, as a holder of the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on Siebel Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the SPARQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also
                                 "Use of Proceeds" in the accompanying
                                 prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in Siebel Stock and other instruments. Purchase activity could have potentially increased the price of Siebel Stock, and therefore effectively have increased the level at which Siebel Stock must trade before you would receive at maturity an amount of Siebel Stock worth as much as or more than the principal amount of the SPARQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Siebel Stock, options contracts on Siebel Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the price of Siebel Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of SPARQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer part of the SPARQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date and part to Advest, Inc. and McDonald Investments Inc., the selected dealers, at a price that represents a concession not in excess of 2.06% of the principal amount of the SPARQS;
                                 provided that the price will be $34.30 per SPARQS and the underwriting discounts and commissions will be $.02 per SPARQS for purchasers of 100,000 or more SPARQS in any single transaction, subject to the holding period requirements described below. The Agent may allow, and those selected dealers may reallow, a concession not in excess of 2.06% of the principal amount of the SPARQS to other dealers. We expect to deliver the SPARQS against payment therefor in New York, New York on February 22, 2002. After the initial offering of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                 Where an investor purchases 100,000 or more
                                 SPARQS in a single transaction at the reduced price, approximately 98% of the SPARQS purchased by the investor (the "Delivered SPARQS") will be delivered on the Settlement Date. The balance of approximately 2% of the SPARQS (the "Escrowed SPARQS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered SPARQS have held all of the Delivered SPARQS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered SPARQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed SPARQS will be forfeited by the investor and not delivered to it. The Escrowed SPARQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per SPARQS for such investors to 100% of the principal amount of the SPARQS. Should investors who are subject to the holding period requirement sell their SPARQS once the holding period is no longer applicable, the market price of the SPARQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                 In order to facilitate the offering of the SPARQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Siebel Stock. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering or may sell Siebel Stock it does not own, creating a naked short position in the SPARQS or Siebel Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Siebel Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Siebel Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Siebel Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the SPARQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                 (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 In addition to considering the consequences of holding the SPARQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the SPARQS should also consider the possible implications of owning Siebel Stock upon exchange of the SPARQS at maturity. Purchasers of the SPARQS have exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................   The following summary is based on the advice
                                 of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                 federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of Section
                                 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                 federal income tax laws (e.g.,
                                 certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                 As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                 General

                                 Pursuant to the terms of the SPARQS, we and every holder of a SPARQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a SPARQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (A) a terminable contract (the "Terminable Forward Contract") that (i) requires the holder of the SPARQS (subject to the Morgan Stanley Call Right) to purchase, and us to sell, for an amount equal to $35.00 (the "Forward Price"), Siebel Stock at maturity and (ii) allows us, upon exercise of the Morgan Stanley Call Right, to terminate the Terminable Forward Contract by returning to the holder the Deposit (as defined below) and paying to the holder an amount of cash equal to the difference between the Deposit and the Call Price; and (B) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Siebel Stock (the "Deposit"), which Deposit bears an annual yield of 3.454% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                 U.S. Holders

                                 As used herein, the term "U.S. Holder" means an owner of a SPARQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 Tax Treatment of the SPARQS

                                 Assuming the characterization of the SPARQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                 Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                 Settlement of the Terminable Forward Contract. Upon maturity of the Terminable Forward Contract, a U.S. Holder would, pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of Siebel Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Siebel Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                 With respect to any Siebel Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Siebel Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Siebel Stock should be based on the amount of the cash received and the relative fair market value of Siebel Stock as of the Maturity Date. The holding period for any Siebel Stock received would start on the day after the maturity of the SPARQS.

                                 U.S. Holders should note that while any
                                 accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Terminable Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                 Sale, Exchange or Early Retirement of the
                                 SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS or upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the SPARQS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the SPARQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the SPARQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the SPARQS to the extent that the value of Siebel Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

                                 Even if the Contingent Payment Regulations do not apply to the SPARQS, other alternative federal income tax characterizations or treatments of the SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                 Constructive Ownership

                                 Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although
                                 Section 1260 in its current form does not apply to the SPARQS, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the SPARQS. If Section 1260 were to apply to the SPARQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a SPARQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the SPARQS and disposed of the underlying stock upon disposition (including retirement) of the SPARQS. Section 1260, if applicable, would require a U.S. Holder that receives shares of Siebel Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the SPARQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the SPARQS.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of a SPARQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                                                                             Annex A
                                              Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of February 24, 2003 (which is the earliest day on which we may call the SPARQS), May 24, 2003 and August 30, 2003 (the scheduled Maturity Date) based on the following terms:

     o    Original Issue Date: February 22, 2002
     o    Interest Payment Dates: Each February 28, May 30, August 30 and November 30, beginning May 30, 2002
     o    Yield to Call: 38% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o    Issue Price: $35.00 per SPARQS
     o    Interest Rate: 10% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the Yield to Call rate of 38% per annum, equals the
Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

     o    The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the Original
          Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

          o    For example, the present value of all of the interest payments for the hypothetical Call Date of February 24, 2003 is $2.8854 ($.8728 + $.7395 + $.6823 + $.5908).

     o    Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

          o    For example, for the hypothetical Call Date of February 24, 2003, the present value of the Call Price is $32.1146
               ($35.00 - $2.8854).

     o    The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

          o    For the hypothetical Call Date of February 24, 2003, the Call Price is therefore $44.3975, which is the amount that if paid on February 24, 2003 has a present value on the Original Issue Date of $32.1146, based on the applicable
               Discount Factor.

                                                       o  o  o

The Call Prices calculated in the following tables are based upon the terms set forth above and three sample Call Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual Call Date.

                                                  Call Date of February 24, 2003
                                                  ------------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 22, 2002   $35.0000)        --           --          --           --        0        0.0000000     100.00000%           --
May 30, 2002              --     $.9528           --          --       $.9528       98         .2722222      91.60555%       $.8728
August 30, 2002           --     $.8750           --          --       $.8750      188         .5222222      84.51855%       $.7395
November 30,  2002        --     $.8750           --          --       $.8750      278         .7722222      77.97983%       $.6823
February 24, 2003         --         --       $.8167          --       $.8167      362        1.0055556      72.33422%       $.5908
Call Date
(February 24, 2003)       --         --           --    $44.3975     $44.3975      362        1.0055556      72.33422%     $32.1146
                                                                                                                           --------
Total amount received on the Call Date: $45.2142                                                                Total:     $35.0000
Total amount received over the term of the SPARQS: $47.9170

-------------------
1    The Call Price is the dollar amount that has a present value of $32.1146 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 38%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =   1
                      -------, where x is Years from Original Issue Date.
                      1.38(x)



                                                                A-2



                                                     Call Date of May 24, 2003
                                                     -------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 22, 2002  ($35.0000)        --           --          --           --        0        0.0000000    100.00000%            --
May 30, 2002              --     $.9528           --          --       $.9528       98         .2722222     91.60555%        $.8728
August 30, 2002           --     $.8750           --          --       $.8750      188         .5222222     84.51855%        $.7395
November 30, 2002         --     $.8750           --          --       $.8750      278         .7722222     77.97983%        $.6823
February 28, 2003         --     $.8556           --          --       $.8556      366        1.0166667     72.07582%        $.6167
May 24, 2003              --         --       $.8361          --       $.8361      452        1.2555556     66.73813%        $.5580
Call Date (May
24, 2003)                 --         --           --    $47.2454     $47.2454      452        1.2555556     66.73813%      $31.5307
                                                                                                                           ---------
Total amount received on the Call Date: $48.0815                                                               Total:      $35.0000
Total amount received over the term of the SPARQS: $51.6399

-------------------
1    The Call Price is the dollar amount that has a present value of $31.5307 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 38%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =   1
                      -------, where x is Years from Original Issue Date.
                      1.38(x)



                                      A-3



                                           Call Date of August 30, 2003 (Maturity Date)
                                           --------------------------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                    on     Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 22, 2002  ($35.0000)        --           --          --           --        0        0.0000000    100.00000%            --
May 30, 2002              --     $.9528           --          --       $.9528       98         .2722222     91.60555%        $.8728
August 30, 2002           --     $.8750           --          --       $.8750      188         .5222222     84.51855%        $.7395
November 30, 2002         --     $.8750           --          --       $.8750      278         .7722222     77.97983%        $.6823
February 28, 2003         --     $.8556           --          --       $.8556      366        1.0166667     72.07582%        $.6167
May 30, 2003              --     $.8944           --          --       $.8944      458        1.2722222     66.38084%        $.5937
August 30, 2003           --         --       $.8750          --       $.8750      548        1.5222222     61.24533%        $.5359
Call Date (August
30, 2003)                 --         --           --    $50.5493     $50.5493      548        1.5222222     61.24533%      $30.9591
                                                                                                                           --------
Total amount received on the Call Date: $51.4243                                                               Total:      $35.0000
Total amount received over the term of the SPARQS: $55.8771

-------------------
1    The Call Price is the dollar amount that has a present value of $30.9591 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 38%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $35.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =   1
                      -------, where x is Years from Original Issue Date.
                      1.38(x)



                                                                A-4















                        MORGAN STANLEY DEAN WITTER & CO.






















                                      A-5